Crossroads Liquidating Trust 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CROSSROADS LIQUIDATING TRUST

ANNOUNCES CASH DISTRIBUTION

June 30, 2017 – LINCOLN, NE – Crossroads Liquidating Trust (the “Liquidating Trust”) today announced that it will pay a cash distribution of $1.60 per unit (the “Distribution”) to the holders of beneficial interests in the Liquidating Trust on or around July 12, 2017. Liquidating Trust assets will be the source of funds for the Distribution.

For tax reporting purposes, holders of beneficial interests in the Liquidating Trust were deemed to have received a liquidating distribution of $2.67 per share upon the conversion of Crossroads Capital, Inc., into the Liquidating Trust on June 23, 2017. The liquidating distribution value, which represents the Board’s estimate of the amount per beneficial interest to be distributed in total over the lifetime of the Liquidating Trust, was determined based on the net asset value of Crossroads Capital as of March 31, 2017 adjusted for expenses and events materially affecting the fair market value of the portfolio investments, if any. This deemed tax distribution includes the aforementioned cash Distribution. Additional information regarding the deemed liquidating distribution and the $1.60 Distribution will be included in the next annual report filed with the U.S. Securities and Exchange Commission.

About Crossroads Liquidating Trust

Crossroads Liquidating Trust (www.xroadscap.com) is a Maryland statutory trust. On June 23, 2017, Crossroads Capital, Inc., a Maryland corporation, was converted into Crossroads Liquidating Trust pursuant to a Plan of Liquidation with the sole purpose of liquidating its assets and distributing the proceeds to the trust beneficiaries.

Contact:	Ben H. Harris
(402) 261-5345
ben@xroadscap.com